Exhibit 23(d)1(i)

                Ninth Amendment to Investment Advisory Agreement
                      between The Phoenix Edge Series Fund
                      and Phoenix Variable Advisors, Inc.
              covering Phoenix-Van Kampen Equity 500 Index Series

                NINTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

         THIS AMENDMENT made by and between The Phoenix Edge Series Fund, a Massachusetts business trust having a place of business located at 101 Munson Street, Greenfield, Massachusetts (the "Trust") and Phoenix Variable Advisors, Inc., a Delaware corporation having a place of business located at One American Row, Hartford, Connecticut (the "Advisor").

                                    RECITALS

         The Trust and Advisor entered into an Investment Advisory Agreement effective as of December 14, 1999, and amended as of July 5, 2000, September 28, 2000, October 29, 2001, August 9, 2002, February 10, 2003, May 9, 2003 and
August 12, 2005 and May 1, 2006 (collectively, the "Agreement"), pursuant to which the Advisor agreed to provide certain investment advisory and related services to the Trust.

         Under a certain exemptive order issued by the Securities and Exchange Commission on August 6, 2002, Release No. 25693 (the "Order"), the Advisor has been granted the authority, subject to the approval of the Trust's Board of Trustees, to enter into subadvisory agreements with subadvisors, materially amend existing subadvisory agreements, and approve new subadvisory agreements with existing subadvisors in cases where the subadvisory agreement has been terminated as a result of an "assignment", in each case without such subadvisory agreement being approved by the shareholders of the applicable series.

         As permitted by the Order, effective October 1, 2007, Phoenix Variable Advisors, Inc. ("PVA") will lower the advisory fee on the Phoenix Van Kampen Equity 500 Index Series (previously known as "Phoenix Alliance/Bernstein Enhanced Index Series") which is advised by Van Kampen ("Van Kampen") (also known as Morgan Stanley Investment Management Inc., doing business in certain instances as "Miller Anderson", "Van Kampen" or "Morgan Stanley Asset Management"). The fee reduction was approved by a majority of the Trust's Board of Trustees who are not "interested persons," as defined by section 2(a) (19) of the Act at a meeting held August 20, 2007. The Trust's shareholders will be notified of the Amendment either by a revised prospectus or supplement within a reasonable period of time before or after the fee change. The Advisor will not reduce the quality or quantity of its services and its obligations will remain the same in all respects.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties do hereby agree to amend the Agreement as follows:

1. Section 8 of the Agreement is hereby amended in order to reflect that the Advisor shall be compensated for its services in connection with each Series in accordance with the rates set forth in Schedule A-9.

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     2. Schedule A-9 to the Agreement is hereby amended so as to delete any reference to "Phoenix Alliance/Bernstein Equity Index Series" and replace the name with "Phoenix-Van Kampen Equity 500 Index Series". The Board of Trustees effective as of May 15, 2006 changed the name.

     3. Except as herein above and herein before modified, all other terms and conditions set forth in the Agreement shall be and remain in full force and effect. All initial capitalized terms used herein shall have such meaning as ascribed thereto in the Agreement, as amended.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment through their undersigned duly elected officers as of this the 1st day of October 2007.

                          THE PHOENIX EDGE SERIES FUND

                          By:/s/ Gina Collopy O'Connell
                             --------------------------
                          Name: Gina Collopy O'Connell
                          Title: Senior Vice President



                          PHOENIX VARIABLE ADVISORS, INC.

                          By: /s/ John H. Beers
                              --------------------------
                          Name: John H. Beers
                          Title:   Vice President and Secretary



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                                  SCHEDULE A-9
                                  ------------

Series                                                Investment Advisory Fee
------                                                -----------------------
Phoenix-Van Kampen Equity 500 Index  Series                     0.35%


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